EXHIBIT 99.1

United-Guardian Reports Higher Third Quarter Earnings

HAUPPAUGE, N.Y., Nov. 09, 2026 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the third quarter and first nine months of 2026. Third quarter net sales increased by 54% from $2,264,261 in 2025 to $3,494,780 in 2026, with net income increasing 247% from $268,441 ($0.06 per share) to $930,912 ($0.20 per share). Net sales for the nine-month period ended September 30th increased by 25% from $7,583,613 in 2025 to $9,475,269 in 2026, and net income increased by 70% from $1,456,162 ($0.32 per share) to $2,478,393 ($0.54 per share).

Donna Vigilante, President of United-Guardian, stated, “I am very excited to report that our third quarter was exceptionally strong, with pharmaceuticals, personal care and medical lubricants all posting sales increases. Pharmaceutical sales grew 29% compared with the same period in 2025, driven primarily by Renacidin®, our most important pharmaceutical product. The increase was partly attributable to the expanded formulary coverage we achieved earlier this year. In addition, cosmetic ingredient sales surged 187% over the same period in 2025, led by increased purchases from Ashland Specialty Ingredients (“ASI”), our largest marketing partner. Medical lubricants also grew 20% compared with the same period in 2025, reflecting increased purchases from one of our customers in India.”

“I am very pleased with our performance for the first nine months of 2026. Our growth initiatives have produced encouraging results, and we plan to continue building on this progress. In pharmaceuticals, we are in the process of determining which marketing efforts to deploy to increase awareness of Renacidin among healthcare professionals. In personal care, we have a new product in late-stage development that we plan to launch early next year. We are hopeful that our continued efforts will drive further growth and lead to increased sales.”

United-Guardian is a diversified life sciences and personal care ingredients company that develops, manufactures, and globally commercializes proprietary pharmaceuticals, medical lubricants, specialty cosmetic ingredients and consumer wellness products.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the
Three and Nine Months Ended
September 30, 2026 and 2025

STATEMENTS OF INCOME
(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2026	2025	2026	2025

Net sales	$3,494,780	$2,264,261	$9,475,269	$7,583,613

Costs and expenses:
Cost of sales	1,619,479	1,311,192	4,629,733	3,775,122
Operating expenses	644,539	620,893	1,978,784	1,947,678
Research and development expense	121,834	117,104	361,250	339,366
Total costs and expenses	2,385,852	2,049,189	6,969,767	6,062,166
Income from operations	1,108,928	215,072	2,505,502	1,521,447

Other Income:
Investment income	72,556	75,165	212,815	230,425
Net (loss) gain on marketable securities	(7,916)	36,238	58,191	73,164
Settlement income	---	---	339,493	---
Gain on sale of asset	---	---	8,310	---
Total other income	64,640	111,403	618,809	303,589
Income before provision for income taxes	1,173,568	326,475	3,124,311	1,825,036

Provision for income taxes	242,656	58,034	645,918	368,874
Net income	$930,912	$268,441	$2,478,393	$1,456,162

Earnings per common share (Basic and Diluted)	$0.20	$0.06	$0.54	$0.32

Weighted average shares (Basic and Diluted)	4,594,319	4,594,319	4,594,319	4,594,319